Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Alphabet Inc. pertaining to the Google Inc. 2004 Stock Plan, Alphabet Inc. 2012 Stock Plan, Click Holding Corp. 2005 Stock Incentive Plan, AdMob, Inc. 2006 Stock Plan, UK Sub-Plan of the AdMob, Inc. 2006 Stock Plan, Motorola Mobility Holdings, Inc. 2011 Incentive Compensation Plan, and Alphabet Inc. Deferred Compensation Plan of our reports dated February 6, 2015, with respect to the consolidated financial statements and schedule of Google Inc. and the effectiveness of internal control over financial reporting of Google Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
October 1, 2015